Exhibit 37

December 8, 2015

SunPower Corporation

77 Rio Robles

San Jose, CA 95134

Goldman, Sachs & Co.

As Representative of the Several Initial Purchasers

c/o	Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Ladies and Gentlemen:

As an inducement to the Initial Purchasers to execute the Purchase Agreement, pursuant to which the offering will be made of Senior Convertible Debentures due 2023 (the “Debentures”) of SunPower Corporation, and any successor (by merger or otherwise) thereto (the “Company”), such Debentures to be convertible into shares of Common Stock, the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Goldman, Sachs & Co. In addition, the undersigned agrees that, without the prior written consent of Goldman, Sachs & Co., it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for the Common Stock. Shares of Company common stock, par value $0.001, regardless of class, are referred to herein as “Common Stock.”

The Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 90 days after the initial purchase date set forth on the final offering memorandum used to sell the Securities (the “Private Offering Date”) pursuant to the Purchase Agreement, to which you are or expect to become parties.

Except as provided in this paragraph, any Common Stock received upon exercise of options granted to the undersigned will also be subject to this Agreement. Any Common Stock acquired by the undersigned in the open market will not be subject to this Agreement. The acquisition of any Common Stock pursuant to the settlement of restricted stock units and, in connection therewith, any forfeitures, sales or transfers to satisfy tax withholding and remittance obligations of the undersigned in connection with the vesting of such restricted stock units will not be subject to this Agreement. A transfer of Common Stock to a family member, trust, affiliate, partner or member of such person, or as a bona fide gift, may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934 shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period). Any securities sold in accordance with a plan entered into pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and existing prior to the date hereof, will not be subject to this Agreement. In addition, notwithstanding anything herein, this letter agreement shall not restrict, or be deemed to restrict, the undersigned from entering into any new, or renewing or amending any existing plan adopted and established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended; provided that in connection with the entry, renewal or amendment of such plan, no Securities shall be scheduled for sale thereunder during the Lock-Up Period; and provided further, that the undersigned agrees not to issue, or have on the undersigned’s behalf issued, a press release or to make a filing with the Securities and Exchange Commission, unless required by law.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Private Offering Date shall not have occurred on or before December 31, 2015. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature page follows]

Very truly yours,

/s/ Marc de Lataillade
Name: Marc de Lataillade
Title: Managing Director

[Signature Page to Lock-Up Agreement]